                                                                  EXHIBIT 99.1


CONTACT:   Robert Gross
           President and Chief Executive Officer
           (585) 647-6400

           Catherine D'Amico
           Executive Vice President - Finance
           Chief Financial Officer
           (585) 647-6400

           Investor Relations:
           Melissa Myron/Lila Sharifian
           Media Contact:
           Melissa Merrill
           Financial Dynamics
           (212) 850-5600

FOR IMMEDIATE RELEASE

        MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SECOND QUARTER RESULTS
                         ~ Record Sales and Net Income ~
                             ~ Sales Increase 19% ~
                          ~ Diluted EPS Increase 15% ~

         ROCHESTER, N.Y. - OCTOBER 14, 2004 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today announced record financial results for the second quarter ended September 25, 2004.

         Second quarter sales increased 19.3% to $88.4 million from $74.1 million in the second quarter of fiscal 2004. The sales increase was driven, in part, by a 0.6% improvement in comparable store sales, following a 6.6% increase in the same quarter of last year. New stores added $14.2 million, including $13.0 million from the acquired Mr. Tire stores. Comparable store sales benefited from one extra selling day, an approximate 15% increase in the number of comparable store oil changes and a 9% increase in scheduled maintenance services, as well as strong comparable store tire sales and an increase in comparable store traffic.

         Gross profit was 42.0% of sales compared to 42.4% of sales in the same period last year, due to increased sales in the lower-margin tire category with the addition of Mr. Tire. Selling, general and administrative expenses increased to 28.9% of sales from 28.5% of sales, due, in large part, to higher than anticipated costs associated with Sarbanes-Oxley compliance requirements and non-capitalizable

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integration costs associated with Mr. Tire. Net income increased 13.1% to a record $6.7 million, or $0.46 per diluted share, in line with the Company's previously announced expectations. In the comparable period last year, net income was $5.9 million, or $0.40 per diluted share. The Company opened three new stores and closed one during the quarter.

         Sales for the six-month period increased 19.0% to a record $175.8 million from $147.8 million in the comparable period last year. Net income increased 15.5% to a record $13.6 million, or $0.94 per diluted share, compared to $11.8 million, or $0.82 per diluted share, in the year-ago period.

         Robert G. Gross, President and Chief Executive Officer, commented, "Although we experienced challenging economic conditions and reduced consumer spending during the second quarter, we were able to again deliver record sales and earnings. Increased tire sales mix, combined with Mr. Tire integration costs and higher than anticipated Sarbanes-Oxley expenses, lowered our overall operating margins. Despite this margin pressure, diluted EPS increased 15% for the quarter over the same period last year."

         Separately, as announced earlier this week, the Company signed a definitive agreement to acquire five retail tire stores from Donald B. Rice Tire Co., Inc. Located in the Baltimore market, the stores have combined annual sales of approximately $6.5 million. The stores will be added to the Mr. Tire division and are expected to be accretive to the Company's earnings in their first year of operation under Monro. The transaction should close this month.

         "Store expansion remains a significant part of our growth and profitability objectives, and the recent weak marketplace provides the opportunity to acquire businesses at advantageous prices. We continue to evaluate attractively-priced targets which would further expand our market share and be accretive to earnings in a timely manner," added Mr. Gross.

         Mr. Gross continued, "Comparable store sales began on a weak footing early in the second quarter as our customers deferred large ticket purchases such as brakes, exhaust, shocks, and struts. However, we achieved a 6% comparable store sales increase in September, and this pattern of growth appears to be continuing thus far in October with an approximate 4% comparable store sales increase. We are encouraged by this positive sales trend as we move into the second half of the year and believe that strong customer loyalty will fuel further increases in oil changes and store traffic."


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         For the third quarter, the Company currently estimates comparable store sales growth to be between 3% and 5%, against 4.0% last year. The Company anticipates earnings per diluted share to be between $0.24 and $0.26 versus
$0.21 in the year-ago period. For the full year, the Company's revised guidance is $1.36 to $1.40 per diluted share, versus $1.18 last year.

         "Our performance in the first half of the fiscal year, as well as additional non-recurring costs related to Sarbanes-Oxley and costs associated with acquisitions in the second half of this year, have caused us to reduce our previously estimated range for fiscal 2005 earnings. That said, our new range is in line with our consistent year-over-year EPS growth of 15% to 20%, and we remain confident in our ability to drive profitability and enhance shareholder value for the long-term," concluded Mr. Gross.

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 603 stores and 7 kiosks, and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.

                               (tables to follow)


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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                 Quarter Ended Fiscal September
                                                 ------------------------------
                                                     2004              2003             % Change
                                                   --------          --------           --------
Sales                                              $ 88,421          $ 74,107             19.3%

Cost of sales, including
     distribution and occupancy costs                51,307            42,653             20.3
                                                   --------          --------

Gross profit                                         37,114            31,454             18.0

Operating, selling, general and
     administrative expenses                         25,571            21,095             21.2
                                                   --------          --------

Operating income                                     11,543            10,359             11.4

Interest expense, net                                   588               889            (33.8)

Other expense (income), net                             195               (44)
                                                   --------          --------

Income before provision for
     income taxes                                    10,760             9,514             13.1

Provision for income taxes                            4,089             3,618             13.0
                                                   --------          --------

Net income                                         $  6,671          $  5,896             13.1
                                                   ========          ========

Diluted earnings per common share                  $   0.46          $   0.40             15.0%
                                                   ========          ========

Weighted average number of
     diluted shares outstanding                      14,515            14,582

Number of stores open, including 7 kiosks
     (at end of quarter)                                606               562


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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                            Six Months Ended Fiscal September
                                            ---------------------------------
                                                 2004              2003            % Change
                                               --------          --------          --------
Sales                                          $175,768          $147,750            19.0%

Cost of sales, including
     distribution and occupancy costs           101,390            84,061            20.6
                                               --------          --------

Gross profit                                     74,378            63,689            16.8

Operating, selling, general and
     administrative expenses                     50,854            43,146            17.9
                                               --------          --------

Operating income                                 23,524            20,543            14.5

Interest expense, net                             1,174             1,482           (20.8)

Other expense, net                                  340              --
                                               --------          --------

Income before provision for
     income taxes                                22,010            19,061            15.5

Provision for income taxes                        8,364             7,246            15.4
                                               --------          --------

Net income                                     $ 13,646          $ 11,815            15.5
                                               ========          ========

Diluted earnings per share                     $   0.94          $   0.82            14.6%
                                               ========          ========

Weighted average number of
     diluted shares outstanding                  14,518            14,492


                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                             (Dollars in thousands)


                                                        September 25,      March 27,
                                                            2004             2004
                                                        -------------      ---------
ASSETS

Current assets

   Cash                                                   $  2,986          $  1,533

   Inventories                                              56,790            54,050

   Other current assets                                     16,662            15,159
                                                          --------          --------

     Total current assets                                   76,438            70,742

Property, plant and equipment, net                         161,283           159,716

Other noncurrent assets                                     32,939            32,332
                                                          --------          --------

      Total assets                                        $270,660          $262,790
                                                          ========          ========


LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities                                    $ 49,317          $ 42,578

   Long-term debt                                           53,100            68,763

   Other long-term liabilities                               9,641             7,650
                                                          --------          --------

     Total liabilities                                     112,058           118,991

   Total shareholders' equity                              158,602           143,799
                                                          --------          --------

      Total liabilities and shareholders' equity          $270,660          $262,790
                                                          ========          ========


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